Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Forms S-3 No. 333-228767 and 333-220190) of Upland Software, Inc.,
(2)
Registration Statement (Forms S-8 No. 333-230628, No. 333-223902, No. 333-217049, 333-211560, 333-203574 and 333-199961) pertaining to the 2014 Equity Incentive Plan and the Amended and Restated 2010 Stock Plan of Upland Software, Inc.;

of our report dated March 2, 2020, with respect to the consolidated financial statements of Upland Software, Inc. included in this Annual Report (Form 10-K) of Upland Software, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Austin, Texas
March 2, 2020